Exhibit 99.1

For further information, contact:

At the Company: Dan Brandano, CEO 813-877-6300 ceo@leisureseek.com	Investor Relations: OTC Financial Network Rick McCaffrey 781-444-6100, x625 rick@otcfn.com http://www.otcfn.com/dyco

FOR IMMEDIATE RELEASE:

DynEco Acquires Changes in L’attitudes, a $6 Million Online Travel Company

—Brings Revenues and Top-Ranked Caribbean Travel Websites to DynEco Subsidiary—

Tampa, FL: February 10, 2006: DynEco Corporation (OTCBB: DYCO), through its wholly owned subsidiary Dynamic Leisure Group, Inc. (“Dynamic”), announced today that it has completed its first acquisition, Changes in L’attitudes (“Changes”) of Largo, Florida. In business for more than 20 years, Changes specializes in providing resort destination travel packages to the Caribbean and Eastern Mexico via its online site http://www.changes.com. In 2005, Changes had annual sales of $6 million with a customer base exceeding 5,000.

Changes owns more than 100 unique Caribbean-specific URLs as well as hosts several websites, which are frequently ranked in the top 5 for Caribbean travel-related search keywords across all major search engines. A total of 3 million unique visitors were received through Changes’ websites over the last twelve months, and 100% of its business originates through the Internet. DynEco purchased Changes and its numerous Internet assets in a transaction valued at $1.75 million through a combination of cash and stock. Details of the transaction are available in the Company’s Form 8-K filed at http://www.sec.gov.

DynEco CEO and President of Dynamic Daniel Brandano stated, “Changes is a strategic fit with our business model to acquire companies with established Internet brands carrying untapped market potential that can benefit from our proprietary Tourscape technology platform. The Tourscape technology platform will allow Dynamic to quickly establish a global presence as an international leisure enterprise. Changes’ vast inventory of highly trafficked websites and numerous online brands focused on the highly desirable Caribbean-Eastern Mexico market provide a strong platform for our future growth. Dynamic plans to seamlessly integrate Changes’ Internet portfolio under a unified brand to collectively maximize lead generation and increase direct-to-consumer sales.”

In addition to its successful websites, Changes owns an email database of 30,000 subscribers and prior clients. Changes also owns a customized booking engine and retains strong relationships with all airline suppliers, including system-wide contracts with U.S. Airways and Air Jamaica.

Ray Valdes, president and founder of Changes, is among the early adopters of the Internet travel origination market for wholesale and packaged trips. Mr. Valdes has joined Dynamic’s management team and will continue to preside over Changes’ established customer and supplier relationships. Mr. Valdes commented, “Having witnessed the migration of the wholesale and leisure travel industry from ‘bricks and mortar’ to online booking and fulfillment, I believe Dynamic offers a unique value proposition to build, manage and expand our online businesses. We look forward to creating a strong competitive advantage by joining Dynamic.”

With this acquisition, Dynamic gains Change’s Internet properties including www.ChangesInLattitudes.com; www.lastminuteJamacia.com; www.lastminuteCaribbean.com; www.BahamaTravelNet.com, www.Cayman-Islands.com and www.aruba-tours.com.

About Changes in L’attitudes

Established in 1984, Changes in L’attitudes (“Changes”) opened its first Internet travel based website in 1995. Since then, the Company has created and hosted websites for most of the premier resorts in Jamaica, and plans to feature all Caribbean island destinations in the future. Changes destinations include Jamaica, Cayman Islands, Bahamas, St. Lucia, Antigua, Bermuda, Cancun, Puerto Rico, the U.S. Virgin Islands, and the Riviera Maya. Since 1995, Changes has been licensed under the Airlines Reporting Corporation Payment Plan (ARC) and are good standing members of IATAN (International Airline Travel Agent Network). For more information, visit http://www.changes.com.

About DynEco Corporation

DynEco, through its wholly owned subsidiary Dynamic Leisure Group, Inc. (“Dynamic”), is focused on consolidating leisure-based travel products, such as airfares, hotels, car rentals, excursions, and tours, using proprietary computer software and broadband communication technology. The Company plans to acquire established travel wholesale companies in the United States, the United Kingdom, and the European Union, while also pursuing organic growth. While increasing volume in the Internet direct-to-consumer market, DynEco also intends to operate as a travel wholesaler that provides packaged trips to travel agencies and other re-sellers. DynEco is also the licensor of certain patented technology under an exclusive license agreement with Parker-Hannifin Corporation, a Fortune 500 industrial company publicly traded on the NYSE.

Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially from those reflected in the forward-looking statements based on a number of factors, including, but not limited to, the ability to identify appropriate acquisition candidates, the ability to successfully consummate acquisitions, the ability to successfully integrate acquisitions under the Dynamic umbrella, uncertainties in product demand, the impact of competitive products and pricing, the ability to compete with other travel-related enterprises, many of which have far greater financial resources than DynEco, changing economic conditions around the world, release and sales of new products, the ability to mount and maintain successful marketing and branding programs, and other risk factors detailed in the company’s most recent annual report and other filings with the Securities and Exchange Commission.

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